                               EXHIBIT 11

          AMERICAN BUSINESS INFORMATION, INC. AND SUBSIDIARIES
         STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
    For the three and nine months ended September 30, 1995 and 1994
                (In thousands, except per share amounts)


                                                                       Three Months Ended        Nine Months Ended
                                                                          September 30              September 30
                                                                      --------------------      --------------------
                                                                        1995         1994         1995         1994
                                                                        ----         ----         ----         ----
 Average shares outstanding  . . . . . . . . . . . . . . . . . . .     20,768       20,678       20,725       20,676
 Net additional common equivalent shares . . . . . . . . . . . . .        639           92          469          132
                                                                      -------      -------      -------      -------
 Average number of common and common equivalent
   shares outstanding  . . . . . . . . . . . . . . . . . . . . . .     21,407       20,770       21,194       20,808
                                                                      =======      =======      =======      =======

 Net income for per share computation  . . . . . . . . . . . . . .    $ 4,104      $ 3,330      $10,301      $ 9,357
                                                                      =======      =======      =======      =======

 Net income per average common and common
    equivalent share outstanding (1) . . . . . . . . . . . . . . .    $  0.19      $  0.16      $  0.49      $  0.45
                                                                      =======      =======      =======      =======
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 (1)   This calculation is submitted pursuant to Regulation S-K item
       601(b)(11) although not required by footnote 2 to paragraph 14 of
       APB Opinion No. 15 because it will result in dilution of less than 3 percent.